EXHIBIT 23






              Consent of Independent Certified Public Accountants
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The Board of Directors
Del Webb Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-12023, 2-78336, 33-32309, 33-10228, 33-46720, 33-46704, 33-6564 and 33-52725
on Forms S-8 and No. 33-60089 on Form S-3) of Del Webb Corporation of our report dated August 18, 1995, relating to the consolidated balance sheets of Del Webb Corporation and subsidiaries as of June 30, 1995 and 1994 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended June 30, 1995 which appears in the June 30, 1995 annual report on Form 10-K of Del Webb Corporation. Our report refers to a change in the method of accounting for income taxes.


KPMG Peat Marwick LLP


Phoenix, Arizona
September 5, 1995